optionsXpress Announces First Quarter 2009 Results

CHICAGO, IL, April 28, 2009 – optionsXpress Holdings, Inc. (NasdaqGS: OXPS) today reported results for the three months ended March 31, 2009. Highlights from the first quarter 2009 included:

•	Revenues of $49.3 million, a 19% decrease year-over-year

•	Net income of $13.6 million, or $0.23 per diluted share

•	Daily average revenue trades (DARTs) of 46,800, an increase of 23% year-over-year

•	Net new account growth of 9,700 during the quarter, resulting in 328,300 customer accounts, an 18% increase year-over-year

“Our 330,000 retail customers, who comprise the core of our business, exhibited continued resiliency as trading activity stabilized. In addition, we added almost 10,000 net new accounts, and customer assets increased during the quarter while each of the major indices declined,” remarked David Fisher, Chief Executive Officer of optionsXpress. “We are excited by our announcement today regarding our acquisition of Optionetics, a leading investment education firm. Optionetics gives us a tremendous platform to provide education to our existing customers and tens of thousands of potential optionsXpress customers. The result will be a truly integrated education experience that benefits our customers through every phase of their investing lifecycle.”

For the first quarter, total DARTs were 46,800, up 23% from 38,000 during the first quarter of 2008, and down 9% from 51,400 for the fourth quarter of 2008. Institutional DARTs were 15,100 during the first quarter of 2009. Trades per account on an annualized basis were 35, up slightly from 34 in the first quarter of 2008 and down from 42 in the fourth quarter of 2008. Net revenues declined 19% over the first quarter of 2008 and 14% when compared to the fourth quarter of 2008. Resulting net income was $13.6 million, or $0.23 per diluted share, a 43% decrease from the $23.8 million reported in the first quarter of 2008. First quarter results include approximately $500,000 in severance expense related to the previously announced departure of an executive officer in February.

“While the economic backdrop weighed on new account growth in the first quarter, we were encouraged that our investor education efforts were successful in attracting new investors to the platform and that the quality of our new customers remains consistent with historic customers,” commented Adam DeWitt, Chief Financial Officer of optionsXpress. “Using more sophisticated and more conservative strategies like complex spreads and puts more often than they did a year ago, our customers have been able to reengage in the markets while limiting risk, as evidenced by the stable asset levels.”

During the quarter, optionsXpress announced a dividend of $0.08 per share. The total amount of the dividend was approximately $4.6 million and was paid to shareholders on March 30, 2009. As previously announced, in the first quarter optionsXpress’ Board of Directors authorized a new share repurchase program in the amount of $20 million, which approximates the annual dividend payout. This additional repurchase program will be in lieu of cash dividends for the remainder of 2009.

Outlook
Mr. Fisher concluded, “In spite of the near-term market challenges, we are confident in our ability to drive long-term growth as customers search out optionsXpress for our expertise in options and futures products. In addition, as market conditions improve, we are likely to see improved activity levels, higher spreads on our customer assets and increasing operating margins — all of which magnify the benefit of our continued customer growth.”

Conference Call
A conference call will be broadcast live on Tuesday, April 28, 2009, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) at http://www.optionsxpress.com/investor. An online replay will be available approximately two hours after the call and can be accessed in the Investor Relations’ Calendar of Events portion of the website.

About optionsXpress Holdings, Inc.

optionsXpress Holdings, Inc., a pioneer in equity options and futures trading, offers an innovative suite of online brokerage services for investor education, strategy evaluation and trade execution. optionsXpress Holdings subsidiaries include optionsXpress, Inc., a retail online brokerage specializing in options and futures, and brokersXpress, LLC, an online trading and reporting platform for independent investment professionals and Open E Cry, LLC, an innovative futures broker offering direct access futures trading for high volume commodities and futures traders through its proprietary software platform. Barron’s named optionsXpress the number one online broker for four years in a row (2003 to 2006) and Kiplinger’s Personal Finance named it the top discount broker in 2006.

More information can be found in the Investor Relations section of optionsXpress’ website at http://www.optionsxpress.com/investor.

Safe Harbor
This press release may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. We urge you to carefully consider these risks in evaluating the information in this press release, including risks related to general economic conditions, regulatory developments, the competitive landscape, the volume of securities trading generally or by our customers specifically and other risks described in our filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.

FOR FURTHER INFORMATION:
Investor Inquiries:	Media Inquiries:
Victoria Paris FD (312) 553-6715	Marissa Wolf FD (212) 850-5629

optionsXpress Holdings, Inc.
Consolidated Statements of Operations
In thousands, except per share data
(Unaudited)

	Three Months Ended		Change
	3/31/2009	3/31/2008	$	%
Revenues:
Commissions	$38,089	$38,929	($840)	(2%)
Interest revenue and fees	4,380	14,373	(9,993)	(70%)
Interest expense	(62)	(784)	722	(92%)

Net interest revenue and fees	4,318	13,589	(9,271)	(68%)
Other brokerage related revenue	6,297	7,478	(1,181)	(16%)
Other income	590	769	(179)	(23%)

Net revenues	$49,294	$60,765	($11,471)	(19%)

Expenses:
Compensation and benefits	8,374	6,659	1,715	26%
Brokerage, clearing and other related expenses	7,190	5,018	2,172	43%
Advertising	5,789	4,874	915	19%
Quotation services	1,197	1,907	(710)	(37%)
Depreciation and amortization	1,992	1,678	314	19%
Technology and telecommunications	1,243	906	337	37%
Other	2,314	2,224	90	4%

Total expenses	$28,099	$23,266	$4,833	21%

Income before income taxes	21,195	37,499	(16,304)	(43%)
Income taxes	7,639	13,710	(6,071)	(44%)
Net income	$13,556	$23,789	($10,233)	(43%)

Basic earnings per share	$0.23	$0.38	($0.15)	(39%)
Diluted earnings per share	$0.23	$0.38	($0.15)	(39%)

Weighted average shares
outstanding — basic	58,467	62,581	(4,114)	(7%)
Weighted average shares
outstanding — diluted	58,551	62,769	(4,218)	(7%)

optionsXpress Holdings, Inc.
Consolidated Balance Sheets
In thousands
(Unaudited)

	Period Ended		Change
	3/31/2009	12/31/2008	$	%
Assets:
Cash and cash equivalents	$165,250	$114,450	$50,800	44%
Cash and investments segregated
in compliance with federal regulations	561,594	427,669	133,925	31%
Receivables from brokerage customers, net	115,312	137,502	(22,190)	(16%)
Receivables from brokers, dealers and
clearing organizations	9,589	15,621	(6,032)	(39%)
Investments in securities	88,949	89,937	(988)	(1%)
Deposits with clearing organizations	71,929	108,409	(36,480)	(34%)
Fixed assets, net	12,822	12,979	(157)	(1%)
Goodwill	44,234	44,234	0	0%
Other intangible assets, net	6,755	4,569	2,186	48%
Other assets	13,166	16,963	(3,797)	(22%)

Total assets	$1,089,600	$972,333	$117,267	12%

Liabilities and stockholders’ equity:

Liabilities
Payables to brokerage customers	$789,872	$675,872	$114,000	17%
Payables to brokers, dealers and clearing organizations	493	293	200	68%
Accounts payable and accrued liabilities	25,704	27,848	(2,144)	(8%)
Current and deferred income taxes	6,681	25	6,656	n/m

Total liabilities	822,750	704,038	118,712	17%

Stockholders’ equity	266,850	268,295	(1,445)	(1%)

Total liabilities and stockholders’ equity	$1,089,600	$972,333	$117,267	12%

optionsXpress Holdings, Inc.
Statistical Operating Data

	Three Months Ended		Change
	3/31/2009	3/31/2008	$ or #	%

Number of customer accounts
(at period end)(1)	328,300	277,100	51,200	18%
Daily average revenue trades (‘‘DARTs’’) (2)
Retail DARTs	31,700	38,000	(6,300)	(17%)
Institutional DARTs (3)	15,100	n/a	n/a	n/a

Total DARTs	46,800	38,000	8,800	23%
Customer trades per account (4)	35	34	1	3%
Average commission per trade	$13.33	$16.81	($3.48)	(21%)
Option trades as a % of total trades	39%	65%	(26%)
Advertising expense per net new
customer account (5)	$597	$332	$265	80%
Total client assets (000s)	$5,097,598	$5,428,964	($331,366)	(6%)
Client margin balances (000s)	$112,962	$197,760	($84,798)	(43%)

(1) Customer accounts are open, numbered accounts.
(2) DARTs are total revenue-generating trades for a period divided by the number of trading days in that period.
(3) Includes all Open E Cry and other institutional revenue-generating trades beginning in July 2008.
(4) Customer trades per account are total trades divided by the average number of total customer accounts during the period. Customer trades are annualized.
(5) Calculated based on total net new customer accounts opened during the period.